Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated March 28, 2022 (except for Note 25(a), as to which the date is August 31, 2022), included in the Proxy Statement of Zymergen Inc. and Prospectus of Ginkgo Bioworks Holdings, Inc. that is made a part of the Registration Statement (Form S-4) for the registration of shares of Ginkgo Bioworks Holdings, Inc.’s Class A common stock.

/s/ Ernst & Young LLP

Boston, Massachusetts

September 1, 2022